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                                                                     EXHIBIT 2.4

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                         (Guardian International, Inc.)


        This Assignment and Assumption Agreement is made as of November 24, 1997, among Westar Capital, Inc., a Kansas corporation ("Westar Capital"), Western Resources, Inc., a Kansas corporation ("Western Resources"), Westar Security, Inc., a Kansas corporation ("Westar Security") and Protection One, Inc., a Delaware corporation ("Protection One"), pursuant to Amendment No. 1, dated as of October 2, 1997, to the Contribution Agreement, dated as of July 30, 1997, between Western Resources and Protection One (as so amended, the "Contribution Agreement").

        1. Westar Capital hereby assigns, transfers and conveys to Westar Security, without recourse to Westar Capital, Western Resources or any of its "Subsidiaries" or "Affiliates" (each as defined in the Contribution Agreement), all right, title and interest of Westar Capital in and to (i) 2,500,000 shares (the "Common Shares") of the Class A Voting Common Stock, par value $.001 per share, of Guardian International, Inc., a Nevada corporation ("Guardian"), and 1,875,000 shares (the "Preferred Shares") of the Series A Convertible Cumulative Preferred Stock of Guardian, (ii) each of the Stock Subscription Agreement, dated as of October 14, 1997, between Guardian and Westar Capital (the "Stock Subscription Agreement"), the Registration Rights Agreement, dated October 21, 1997, between Guardian and Westar Capital, and the Stockholders Agreement, dated as of October 21, 1997, among Guardian, Westar Capital and, inter alia, Harold Ginsburg, and (iii) each other agreement, instrument, certificate or document executed by, or made in favor of, Westar Capital or any of its Subsidiaries pursuant to or in connection with the Stock Subscription Agreement (including the agreements described in clauses (ii) and (iii), collectively the "Ancillary Agreements"). Western Resources hereby represents and warrants to Westar Security and Protection One that neither Western Resources nor any Subsidiary or Affiliate of Western Resources other than Westar Capital has any right, title or interest in any security of Guardian (other than securities included in the "Investment Shares" as defined in the Contribution Agreement) or in the Subscription Agreement or any Ancillary Agreement.

        2. Westar Security hereby assumes and agrees to duly and timely perform all obligations of Westar Capital arising under the Subscription Agreement and the Ancillary Agreements, and Protection One hereby guarantees the performance by Westar Security of such obligations.

        3. Concurrently with the parties' execution and delivery hereof, Protection One is paying to Westar Capital, and Westar Capital and Western Resources acknowledge that Westar Capital is receiving from Protection One, the sum of $8.5 million in cash, which amount constitutes the "Purchase Price" provided for in the Contribution Agreement with respect to the transfer of securities, rights and obligations herein provided for. The parties acknowledge that such sum has been paid through a dollar-for-dollar reduction in the "Cash Amount" (as defined in the Contribution Agreement) paid by Western Resources to Protection One.


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        IN WITNESS WHEREOF, the parties have executed this Assignment and
Assumption Agreement as of the date first above written.

WESTERN RESOURCES, INC.                     PROTECTION ONE, INC.

By: /s/ STEVEN L. KITCHEN                   By: /s/ JAMES M. MACKENZIE, JR.
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Title:  Executive Vice President            Title:  President
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        and Chief Financial Officer

WESTAR CAPITAL, INC.                        WESTAR SECURITY, INC.

By: /s/ MARILYN K. DALTON                   By: /s/ MARILYN K. DALTON
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Title:  Secretary/Treasurer                 Title:  Secretary/Treasurer
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